FOR IMMEDIATE RELEASE

THE MINNESOTA BREWING COMPANY FILES FOR CHAPTER 11 BANKRUPTCY

ST. PAUL — (February 22, 2002) — The Minnesota Brewing Company today filed for voluntary bankruptcy. The brewery will continue operating as its management develops a new strategic plan to turn the plant around and become profitable.

Minnesota Brewing is $14 million in debt and out of cash. A delay in renovation and failed equipment coupled with personnel issues created production problems that prohibited the brewery from meeting its 2001 production expectations. The bankruptcy filing comes one month after a bank served the brewery with a foreclosure notice. Private investors from Gopher State Ethanol contributed more than $3 million to help save the brewery and its union jobs. However, negotiations for a guarantee from the City of Saint Paul for a $2 million loan failed.

Voluntary bankruptcy, also referred to as Chapter 11 bankruptcy, is the most common form of bankruptcy filing. The business remains in control of its operations while it works out a payment plan with its creditors under the supervision of a bankruptcy judge.

“We are taking this step to buy time to resolve our financial problems. This filing gives us the best opportunity to restructure our debt while remaining operational,” said Jack Lee, President/CEO, Minnesota Brewing Company. “We attempted to secure financing during the last few months of 2001 but our efforts were hindered by the lawsuit.”

The City of Saint Paul and several neighborhood residents filed a lawsuit against Gopher State and Minnesota Brewing for failing to resolve odor and noise problems. The city and company settled the lawsuit in late December but that did not leave the companies time to secure financing.

“Filing voluntary bankruptcy is the most prudent thing to do,” Lee said. “We are trying to preserve and rebuild our valuable business relationships while maintaining our workforce and production.”

Minnesota Brewing has developed a strategic business plan, approved by an external consulting firm, which restructures the brewery’s finances and operations while capitalizing on its contract brewing/bottling capacity. The company has hired an operations manager and production manager with more than 50 years of combined experience to supervise plant operations, upgrades to the bottling line, personnel and contract bottling/brewing. The brewery’s business outlook for 2002 is strong.

Minnesota Brewing Company, the 10th largest brewing operation in the country, brews Grain Belt and other carbonated beverages. Minnesota Brewing and Gopher State employ more than 200 people. Of that total, 165 are union laborers while 100 employees are Saint Paul residents. Minnesota Brewing and Gopher State annually provide $1.4 million in federal, state and local taxes.

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